Exhibit 99.1

Investor Inquiries:

Financial Profiles, Inc.

Moira Conlon / David Bigelow

CallWave@finprofiles.com

310-277-4711

CallWave Announces Tender Offer in Connection With Proposed

Going Private Transaction

SAN FRANCISCO, Calif., May 5, 2009, — CallWave, Inc. (NASDAQ: CALL), a leading global provider of mobile and Web-based unified communications solutions, today announced that it is offering to purchase shares of CallWave common stock in a tender offer for $1.15 per share. The offer price represents a premium of approximately 44% to the closing price of the Company’s common shares of $0.80 on the NASDAQ as of the close of business on May 4, 2009. In connection with the tender offer, CallWave stated that it intends to deregister and delist its common stock and take the Company private.

“This tender offer represents an important step in our efforts to further focus on long-term strategy and apply our resources on the launch of FUZE, our desktop-to-mobile collaboration and conferencing services. As a private company, CallWave will have more latitude to make decisions that are in the Company’s long-term best interests. In addition, the Company can operate more efficiently by eliminating the substantial costs associated with being a registered and listed stock,” said Jeff Cavins, Chief Executive Officer of CallWave.

CallWave plans to use cash on hand to pay for shares purchased under the tender offer. As of March 31, 2009, the Company reported $35.2 million in cash and cash equivalents. As of May 1, 2009, there were 21,175,971 shares of the Company’s common stock issued and outstanding.

Tendered shares will be acquired for cash, with no interest payable. The Company will purchase all shares properly tendered. The offer is not conditioned on any minimum number of shares being tendered. The Company has been informed by its directors and officers that they will not tender shares in the offer. The scheduled expiration date for the offer is June 4, 2009, but it can be extended at the Company’s discretion.

The immediate goal of the tender offer is to reduce the number of beneficial holders of the Company’s stock fewer than 300, a required step in taking the company private. If the tender offer fails to accomplish this objective, CallWave intends to take further actions including a reverse stock split followed by a forward split, which would enable the Company to “cash out” resulting fractional shares and reduce the number of beneficial holders to fewer than 300.

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Important Additional Information for Stockholders

The tender offer, which has not yet commenced, will be made for all of the outstanding CallWave common stock. In addition, further actions to go private, such as a reverse stock split followed by a forward stock split, requires the approval of a majority of CallWave’s stockholders. The solicitation of proxies from CallWave stockholders has not yet commenced. This communication is for informational purposes only and is not an offer to purchase CallWave common stock or a solicitation of proxies, and this communication shall not constitute an offer to buy or exchange securities for any purpose or a solicitation of proxies from holders of CallWave common stock. Any such offer, or solicitation of an offer, to purchase CallWave common stock shall be separately communicated in a tender offer statement and any such solicitation of proxies from holders of CallWave common stock shall be separately communicated in a proxy statement, in each case filed with the SEC and distributed to stockholders in accordance with applicable regulations of the SEC governing offers, and solicitations of offers, to buy or exchange securities and the solicitation of consents and proxies.

The tender offer statement, and any future proxy statement, if any, will contain important information about the CallWave tender offer. Security holders should read carefully the tender offer statement and proxy statement,if any, to be filed by CallWave with the SEC before they make any decision with respect to the tender offer or voting their shares because those documents will contain important information, including the terms and conditions of the tender offer. The tender offer statement and potential proxy statement and all other documents filed with the SEC in connection with the tender offer will be available, as and when filed, free of charge at the SEC’s web site at www.sec.gov. In addition, the tender offer statement and all other documents filed with the SEC in connection with the tender offer will be made available to investors free of charge by contacting BNY Mellon Shareowner Services, the information agent for the tender offer, at (800) 777-3674.

The tender offer is not being made nor will any tender of CallWave common stock be accepted from or on behalf of holders in any jurisdiction in which the making of the offer or the acceptance of any tender would not be made in compliance with laws of such jurisdiction.

About CallWave, Inc.

CallWave is a global provider of unified communication applications which allow today’s professional to communicate, collaborate and conference from anywhere in the world via computer over any web connection or with most leading 3G smartphones or Wi-Fi enabled devices. CallWave’s FUZE is a mobile and web-based collaboration service that enables secure, real-time collaboration and presence. FUZE offers unique features including high-definition, synchronized video and image sharing, secure instant messaging (IM) and presence.

Founded in 1998, CallWave is publicly traded on the NASDAQ under the symbol “CALL,” with headquarters located in San Francisco, California. Please visit: www.callwave.com.

This press release may contain certain statements of a forward-looking nature. Such statements are made pursuant to the “forward-looking statements” and “safe harbor” provisions within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange of 1934, as amended. The statements contained herein which are not historical facts are considered forward-looking statements under federal securities laws. Such forward-looking statements are based on the beliefs of our management as well as assumptions made by and information currently available to them. The Company has no obligation to update such forward-looking statements. Actual results may vary significantly from these forward-looking statements.